ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated October 28, 2011
Royal Bank of Canada Contingent Return Optimization Securities Linked to the Russell 2000® Index due on or about November 29, 2013
Investment Description
Contingent Return Optimization Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the Russell 2000® Index (the “Index”) (each, a “Security” and collectively, the “Securities”). If the Index Ending Level is equal to or greater than the Trigger Level of 75% of the Index Starting Level, Royal Bank of Canada will repay the principal amount at maturity plus pay a return equal to the greater of the contingent return of 10% and the Index Return, up to the Maximum Gain. The Maximum Gain will be set on the Trade Date and is expected to be between 35% and 40%. If the Index Ending Level is less than the Trigger Level, you will be fully exposed to the negative Index Return and Royal Bank of Canada will pay less than the full principal amount at maturity, resulting in a loss of principal to investors that is proportionate to the percentage decline in the Index. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount, and the Securities will not be listed on any exchange.  The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑    Contingent Return with Participation Up to the Maximum Gain— At maturity, if the Index Ending Level is equal to or greater than the Trigger Level, Royal Bank of Canada will pay you the principal amount plus a return equal to at least the contingent return of 10%, with participation in any positive Index Return above the contingent return up to the Maximum Gain of between 35% and 40% (the actual Maximum Gain will be determined on the Trade Date). If the Index Ending Level is less than the Trigger Level, investors will be exposed to the negative Index Return at maturity.

❑    Contingent Repayment of Principal— The contingent return feature also includes the contingent repayment of principal at maturity.  If the Index Return is negative, but the Index Ending Level is greater than or equal to the Trigger Level, the Issuer will repay your principal amount plus the 10% contingent return.  If the Index Ending Level is less than the Trigger Level, investors will be exposed to the full downside performance of the Index and Royal Bank of Canada will pay less than the full principal amount at maturity, resulting in a loss of principal to investors that is proportionate to the percentage decline in the Index.  Accordingly, you may lose some or all of the principal amount of the Securities. The contingent repayment of principal applies only at maturity.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                November 23, 2011
Settlement Date1                                     November 30, 2011
Final Valuation Date2                           November 22, 2013
Maturity Date2                                           November 29, 2013
1          Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same. Please see "Supplemental Plan of Distribution" on page 15 for further information on the expected Settlement Date."
2          Subject to postponement in the event of a market disruption event as described below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Contingent Return Optimization Securities Linked to the Russell 2000® Index.  The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain, which will be determined on the Trade Date.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The indicative Maximum Gain range for the Securities is listed below. The actual Maximum Gain and Index Starting Level for the Securities will be determined on the Trade Date.

Underlying Index	Contingent Return	Maximum Gain	Index Starting Level	Trigger Level	CUSIP	ISIN
Russell 2000® Index	10%	35% to 40%	h	75% of the Index Starting Level	78010W434	US78010W4345
See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

	Price to Public(1)(3)		Fees and Commissions(2)(3)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Russell 2000® Index	h	$10.00	h	$0.20	h	$9.80
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see the section “Use of Proceeds and Hedging” below.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission for sales of the Securities to brokerage accounts that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.20 per $10 principal amount of the Securities.

(3)  With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on page 18 of this free writing prospectus.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” below, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate the loss of all or a substantial portion of the principal amount of the Securities and are willing to make an investment that may have similar downside market risk as a hypothetical investment in the Index.

♦    You believe the Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain of between 35% and 40% (the actual Maximum Gain will be determined on the Trade Date).

♦    You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set to the bottom of the range indicated on the cover (the actual Maximum Gain will be determined on the Trade Date).

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You do not seek current income from your investment and are willing to forego dividends paid on the Index stocks.

♦    You are willing to hold the Securities to maturity, a term of approximately two years, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate the loss of all or a substantial portion of the principal amount of the Securities, and you are not willing to make an investment that may have similar downside market risk as a hypothetical investment in the Index.

♦    You believe that the level of the Index will decline below the Trigger Level over the term of the Securities, or you believe the Index will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

♦    You seek an investment that has unlimited return potential without a cap on appreciation.

♦    You would be unwilling to invest in the Securities if the Maximum Gain was set to the bottom of the range indicated on the cover (the actual Maximum Gain will be determined on the Trade Date).

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You seek current income from this investment or prefer to receive the dividends paid on the Index stocks.

♦    You are unable or unwilling to hold the Securities to maturity, a term of approximately two years, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Risk Factors” below for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security for brokerage account holders; $9.80 per Security for advisory account holders (both subject to a minimum purchase of 100 Securities).
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount.
Term2:	Approximately two years
Index:	Russell 2000® Index
Contingent Return:	10%
Maximum Gain:	35% to 40% (to be determined on the Trade Date)
Payment at Maturity (per $10 Security):
If the Index Return is greater than or equal to the Trigger Level: Royal Bank of Canada will pay you:

$10 + $10 × [(the greater of: (a) the Contingent Return and (b) the Index Return), subject to the Maximum Gain];

If the Index Return is less than the Trigger Level, Royal Bank of Canada will pay you:

$10 + ($10 x Index Return)

In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Index Return.

Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Trigger Level:	75% of the Index Starting Level
Index Starting Level:	The Index Closing Level on the Trade Date.
Index Ending Level:	The Index Closing Level on the Final Valuation Date.

Investment Timeline
Trade Date:	The Maximum Gain is set. The Index Starting Level and Trigger Level are determined.

Maturity Date:
The Index Ending Level and Index Return are determined.

If the Index Return is equal to or greater than the Trigger Level, Royal Bank of Canada will pay you a cash payment per $10.00 Security that provides you with your principal amount plus a return equal to the greater of the Contingent Return and the Index Return, subject to the Maximum Gain. Your payment at maturity per $10.00 Security will be equal to:

$10 + $10 × [(the greater of: (a) the Contingent Return and (b) the Index Return), subject to the Maximum Gain];

If the Index Return is less than the Trigger Level, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Index, and equal to:

$10.00 + ($10.00 x Index Return)

In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Index Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

____________________

1 Terms used in this section, but not defined herein, shall have the meanings ascribed to them in the section titled “Additional Terms of the Securities,” below.
2 In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.

Risk Factors
An investment in the Securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Principal:  The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Index Return is negative and the Index Ending Level is less than the Trigger Level, you will be fully exposed to any negative Index Return and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal that is proportionate to the percentage decline in the Index.  Accordingly, you could lose the entire principal amount of the Securities.

♦
The contingent return applies only if you hold the Securities to maturity – You should be willing to hold the Securities to maturity.  If you are able to sell your Securities in the secondary market, the price you receive will likely not reflect the full economic value of the contingent return or the Securities themselves, and the return you realize may be less than the return of the Index at the time of sale even if such return is positive and does not exceed the Maximum Gain.  You will only receive the benefit of the 10% contingent return from Royal Bank of Canada at maturity.

♦
The contingent repayment of principal applies only if you hold the Securities to maturity – The contingent repayment of principal included in the contingent return feature only applies at maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Index is above the Trigger Level at the time of sale.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain:  If the Index Return is positive, Royal Bank of Canada will pay you $10 per Security at maturity plus an additional return that will not exceed the Maximum Gain, regardless of the appreciation in the Index, which may be significant.  Therefore, your return on the Securities may be less than your return would be on a hypothetical direct investment in the Index or in the component stocks of the Index.

♦
Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May be Lower Than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you were able to invest directly in the Index or the securities included in the Index.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
The Index Ending Level May Be Less Than the Index Closing Level at Other Times During the Term of the Securities: Because the Index Ending Level is calculated based on the Index Closing Level on the Final Valuation Date only, the level of the Index at the maturity date or at other times during the term of the Securities, including dates near the Final Valuation Date, could be higher than the Index Ending Level.  This difference could be particularly large if there is a significant increase in the level of the Index after the Final Valuation Date, or if there is a significant decrease in the level of the Index around the time of the Final Valuation Date, or if there is significant volatility in the Index level during the term of the Securities (especially on dates near the Final Valuation Date).  For example, if the Index closing levels increase or remain relatively constant during the initial term of the Securities and then decrease on or before the Final Valuation Date, then the Index Ending Level may be significantly less than if it were calculated on a date earlier than the Final Valuation Date.  Under these circumstances, you may receive a lower payment at maturity than you would have received if the Index Ending Level was determined at an earlier time or if you had invested in the Index or the equity securities underlying the Index directly.

♦
The Securities Are Not Designed to be Short-Term Trading Instruments: The price at which you will be able to sell the Securities to any party prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities and from the amount expected at maturity from the Issuer, even in cases where the Index has appreciated since the Trade Date.  The potential returns described in this free writing prospectus assume that your Securities, which are not designed to be short-term trading instruments, are held to maturity.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Russell Investments Group (“Russell,” or the “Index Sponsor”) may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests: The Index Sponsor is responsible for calculating and maintaining the Index.  The Index Sponsor can add, delete or substitute the equity securities included in the Index or make other methodological changes that could change the level of the Index.  You should realize that the changing of equity securities included in the Index may affect the level of the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces.  Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index.  Any of these actions could adversely affect the value of the Securities.  The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.  See the section below, “The Russell 2000® Index,” for additional information about the Index.

♦
We Are Not Currently Affiliated with Any Company That is Included in the Index: To our knowledge, we are not currently affiliated with any issuers that are included in the Index.  As a result, we will have no ability to control the actions of the issuers of such equity securities, including actions that could affect the level of the Index or the Securities.  None of the money you pay us will be paid to the Index Sponsor or any of the issuers of the equity securities included in the Index and none of those issuers will be involved in the offering of the Securities in any way.  None of those issuers will have any obligation to consider your interests as a holder of the Securities in taking any actions that might affect the value of the Securities.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity for the Securities is based on the full principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and, for brokerage account holders, the issue price also includes the agents’ commission. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBC Capital Markets, LLC (“RBCCM”) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
No Dividend Payments or Voting Rights:  Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying the Index would have.

♦
If the level of the Index changes, the market value of your Securities may not change in the same manner: Owning the Securities is not the same as owning the Securities underlying the Index.  Accordingly, changes in the level of the Index may not result in a comparable change of the market value of the Securities. If the level of the Index on any trading day increases above the Index Starting Level, the value of the Securities may not increase in a comparable manner, if at all. It is possible for the level of the Index to increase while the value of the Securities declines.

♦
We, UBS and Our Respective Affiliates May Have Adverse Economic Interests to the Holders Of The Securities:  We, UBS and our respective affiliates trade the equity securities underlying the Index and other financial instruments related to the Index and its component securities on a regular basis, for their accounts and for other accounts under their management.  We, UBS and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index or its component securities.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Securities.  Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the Securities and the amount, if any, payable to you at maturity.

We, UBS and our respective affiliates may currently or from time to time engage in business with companies the equity securities of which are included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services.  In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you.  We do not make any representation or warranty to any purchaser of a Security with respect to any matters whatsoever relating to our business with companies the equity securities of which are included in the Index or future price movements of the equity securities underlying the Index.

We may hedge our obligations under the Securities through certain affiliates, who would expect to make a profit on such hedge.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, which could have an impact on the Index Return of your Securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

♦
There Are Potential Conflicts of Interest Between You and the Calculation Agent: The calculation agent will, among other things, determine the amount of your payment at maturity on the Securities.  Our wholly-owned subsidiary, RBCCM, will serve as the calculation agent.  We may change the calculation agent after the settlement date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index or the equity securities included in the Index, and therefore the market value of the Securities.

♦
Significant Aspects of the U.S. Federal Income Tax Treatment of the Securities May be Uncertain: The tax treatment of the Securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this free writing prospectus. The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Securities even though that holder will not receive any payments with respect to the Securities until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis. Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this free writing prospectus, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price:  Trading or other transactions by Royal Bank of Canada, UBS and their respective affiliates in the equity securities included in the Index or in futures, options, exchange-traded funds or other derivative products on the equity securities included in the Index may adversely affect the market value of the equity securities underlying the Index, the level of the Index and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time to maturity of the Securities;

♦	the dividend rate on the equity securities included in the Index;

♦	interest and yield rates in the market generally, as well as in the markets of the equity securities included in the Index;

♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the Index;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose, and are able, to sell the Securities prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.  You may have to sell the Securities at a substantial discount from the principal amount if the level of the Index at that time is at, below or not sufficiently above the Trigger Level.

You cannot predict the future performance of the Index based on its historical performance.  The level of the Index may decrease such that you may not receive any return of your investment.  If the Index Ending Level is less than the Trigger Level, you will lose some or all of your investment at maturity. There can be no assurance that the level of the Index will not decrease so that at maturity you will not lose some or all of your investment.

Hypothetical Examples and Return Table at Maturity

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00% and assume a hypothetical Index Starting Level of 727.15, a Trigger Level of 545.36 (75% of the hypothetical Index Starting Level) and a hypothetical Maximum Gain of 37.50%. The actual Index Starting Level, Trigger Level, and Maximum Gain will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Index Ending Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Index closes 2% above the Index Starting Level. Because the Index Ending Level is greater than the Trigger Level, Royal Bank of Canada will pay you an amount based upon the greater of the Contingent Return of 10% and the Index Return, subject to the Maximum Gain.  Since the Index Return of 2% is less than the Contingent Return, the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 10%) = $10 + $1.00 = $11.00

Example 2 – On the Final Valuation Date, the Index closes 40% above the Index Starting Level. Because the Index Return of 40% is greater than the Trigger Level, Royal Bank of Canada will pay you at maturity an amount based upon the greater of the Contingent Return of 10% and the Index Return, subject to the Maximum Gain.  Since the Index Return of 40% is greater than the Contingent Return but less than the Maximum Gain, the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 40%) = $10 + $4.00 = $14.00

Example 3 – On the Final Valuation Date, the Index closes 60% above the Index Starting Level. Because the Index Return of 60% is more than the Trigger Level, Royal Bank of Canada will pay you at maturity an amount based upon the greater of the Contingent Return of 10% and the Index Return, subject to the Maximum Gain.  Since the Index Return of 60% is greater than the Maximum Gain of 37.50%, the payment at maturity will be $13.75 per $10 principal amount Security.

Example 4 – On the Final Valuation Date, the Index closes 10% below the Index Starting Level. Because the Index Return of 90% is more than the Trigger Level, Royal Bank of Canada will pay you at maturity an amount based upon the greater of the Contingent Return of 10% and the Index Return, subject to the Maximum Gain. Since the Index Return of -10% is less than the Contingent Return, the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 10%) = $10 + $1.00 = $11.00

Example 5 – On the Final Valuation Date, the Index closes 40% below the Index Starting Level. Because the Index Ending Level is less than the Trigger Level, you will be fully exposed to the negative Index Return and Royal Bank of Canada will pay you at maturity a cash payment of $6 per $10 principal amount Security (a 40% loss on the principal amount), calculated as follows:

$10 + ($10 x -40%) = $10 - $4 = $6

Hypothetical Ending Value	Percentage Change in the Index*	Payment at Maturity ($)	Total Return on Securities per $10.00 Issue Price (%)1	Total Return on Securities per $9.80 Issue Price (%)2
1,454.30	100.00%	$13.75	37.50%	40.31%
1,272.51	75.00%	$13.75	37.50%	40.31%
1,090.73	50.00%	$13.75	37.50%	40.31%
1,018.01	40.00%	$13.75	37.50%	40.31%
999.83	37.50%	$13.75	37.50%	40.31%
945.30	30.00%	$13.00	30.00%	32.65%
872.58	20.00%	$12.00	20.00%	22.45%
799.87	10.00%	$11.00	10.00%	12.24%
763.51	5.00%	$11.00	10.00%	12.24%
727.15	0.00%	$11.00	10.00%	12.24%
690.79	-5.00%	$11.00	10.00%	12.24%
654.44	-10.00%	$11.00	10.00%	12.24%
581.72	-20.00%	$11.00	10.00%	12.24%
545.36	-25.00%	$11.00	10.00%	12.24%
509.01	-30.00%	$7.000	-30.00%	-28.57%
436.29	-40.00%	$6.000	-40.00%	-38.78%
363.58	-50.00%	$5.000	-50.00%	-48.98%
181.79	-75.00%	$2.500	-75.00%	-74.49%
0.00	-100.00%	$0.000	-100.00%	-100.00%
* The Index Return excludes any cash dividend payments.
1 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security for all brokerage account holders.
2 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $9.80 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page 15 of this free writing prospectus.

Additional Terms of the Securities

The following description of the terms of the Securities supplements the description of the general terms of the debt securities set forth under the headings “Description of the Securities We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this free writing prospectus have the meanings assigned in the accompanying prospectus supplement and prospectus.  The term “Security” refers to $10 in principal amount of the Securities.

The Securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States. The Securities are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The principal amount of each Security will be $10.

Payment at Maturity

The amount you will receive at maturity is based on the Index Return as described below.

♦	If the Index Ending Level is equal to or greater that the Trigger Level, you will receive at maturity a cash payment per $10 in principal amount of the Securities equal to:

$10 + ($10 x [the greater of (a) the Contingent Return and (b) the Index Return]);

provided, however, that in no event will you receive at maturity an amount greater than $10 + ($10 x the Maximum Gain).

♦
Your investment will be fully exposed to any decrease in the Index if the Index Ending Level is below the Trigger Level.  If the Index Ending Level is less than the Trigger Level, you will lose 1% of the principal amount of your Securities for every 1% that the Index Ending Level declines beyond the Index Starting Level.  Under these circumstances, you will receive at maturity a cash payment per $10 in principal amount of the Securities equal to:

$10 + ($10 x Index Return)

You will lose some or all of your investment at maturity if the Index Ending Level is less than the Trigger Level, resulting in a loss proportionate to the negative Index Return.

The “Maximum Gain” will be between 35% and 40%, and will be determined on the Trade Date.

The “Trigger Level” will be 75% of the Index Starting Level.

The “Trade Date” is the day on which we price the Securities for initial sale to the public.

The “Settlement Date” is the day on which we issue the Securities for initial delivery to investors.

The “Index Return,” as calculated by the calculation agent, is the percentage change in the Index Closing Level calculated by comparing the Index Ending Level to the Index Starting Level, calculated as follows:

Index Return =	Index Ending Level – Index Starting Level Index Starting Level

The “Index Starting Level” means the Index Closing Level on the Trade Date.

The “Index Ending Level” means the Index Closing Level on the Final Valuation Date.

The “Index Closing Level” on any trading day will equal the closing level of the Index or any successor index thereto published following the regular official weekday close of trading on that trading day.  In certain circumstances, the “Index Closing Level” will be based on the alternative calculation of the Index described under “— Discontinuation of the Index; Alteration of Method of Calculation” below.

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for securities underlying the Index or the successor index and (ii) the exchanges on which futures or options contracts related to the Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

A “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

The Final Valuation Date is subject to adjustment as described below.  If the Final Valuation Date is not a trading day or if there is a market disruption event on such day, the Final Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing.  In no event, however, will the Final Valuation Date be postponed more than ten business days following the date originally scheduled to be that Final Valuation Date.  If the tenth business day following the date originally scheduled to be the applicable Final Valuation Date is not a trading day, or if there is a market disruption event on that date, the calculation agent will determine the Index Closing Level for the Final Valuation Date on such date in a manner which it considers commercially reasonable under the circumstances..

The maturity date is subject to adjustment as described below.  If the scheduled maturity date is not a business day, then the maturity date will be the next succeeding business day following the scheduled maturity date.  If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the Final Valuation Date, as postponed.  We describe market disruption events under “— Market Disruption Events.”

We will irrevocably deposit with DTC no later than the opening of business on the applicable date funds sufficient to make payments of the amount payable, if any, with respect to the Securities on such date.  We will give DTC irrevocable instructions and authority to pay such amount to the holders of the Securities entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in the open market or by private agreement.

Calculation Agent

RBCCM will act as the calculation agent.  The calculation agent will determine, among other things, the Index Starting Level, the Index Closing Level on the Final Valuation Date (the Index Ending Level) the Index Return and the payment at maturity, if any, on the Ssecurities.  In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.  We may appoint a different calculation agent from time to time without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

All calculations with respect to the Index Starting Level, the Index Ending Level, the Index Return or any Index Closing Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $10 in principal amount of the Securities at maturity, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .87645 would be rounded up to .8765); and all dollar amounts paid, if any, on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from determining the Index Closing Level on the Final Valuation Date and, consequently, the Index Return, or calculating the amount, if any, that we will pay to you at maturity.  These events may include disruptions or suspensions of trading on the markets as a whole.  We refer to each of these events individually as a “market disruption event.”

With respect to the Index and any relevant successor index, a “market disruption event” means:

♦
a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

♦
a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

♦
a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

♦	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

♦
a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) will be based on a comparison of:

♦	the portion of the level of the Index (or the relevant successor index) attributable to that security relative to

♦	the overall level of the Index (or the relevant successor index),

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) has occurred:

♦
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index);

♦
limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

♦	a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of

♦	a price change exceeding limits set by such exchange or market,

♦	an imbalance of orders relating to such contracts, or

♦	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and

♦
a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or such successor index, as applicable.

Discontinuation of the Index; Alteration of Method of Calculation

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the Index Closing Level on the Final Valuation Date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the Index prior to, and that discontinuation is continuing on the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Index Closing Level for that date.  The Index Closing Level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Index or successor index, as applicable.  Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the Index Closing Level is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the Index Closing Level with reference to the Index or such successor index, as adjusted.  Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Payment of Additional Amounts

We will pay any amounts to be paid by us on the Securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld, or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary, so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an “Excluded Holder,” in respect of a beneficial owner:

(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Securities, the holding of the Securities or the receipt of payments thereunder;

(iii)
who presents such security for payment (where presentation is required, such as if a security is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any security means:

(a)	the due date for payment thereof (whether at maturity or upon an earlier acceleration), or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Securities in accordance with the senior indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For purposes of clause (iii) above, if a security is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Securities.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the Securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Securities and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Canadian Federal Income Tax Summary.”

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the Securities.

Payment upon an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per $10 in principal amount of the Securities upon any acceleration of the Securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $10 in principal amount of the Securities as described under the caption “— Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Defeasance” are not applicable to the Securities.

Listing

The Securities will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the Securities.  The Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee).  See the descriptions contained in the accompanying prospectus under the headings “Description of Debt Securities — Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the Securities will be payable and the transfer of the Securities will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Securities.  The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Governing Law

The Securities will be governed by and interpreted in accordance with the laws of the State of New York.

The Russell 2000® Index
All disclosures contained in this free writing prospectus regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Russell Investments Group (“Russell”). Russell, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Russell discontinuing publication of the Index are discussed in the section entitled “Additional Terms of the Securities—Discontinuance of the Index; Alteration of Method of Calculation.” Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

Russell began dissemination of the Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Index.  The Index was set to 135 as of the close of business on December 31, 1986. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Index is determined, comprised, and calculated by Russell without regard to the Securities.

You can obtain the level of the Russell 2000® Index at any time from the Bloomberg Financial Market page “RTY  <Index> <GO>” or from the Russell website at www.russell.com.

The graph below illustrates the weekly performance of the Russell 2000® Index from January 31, 2000 to October 26, 2011. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance.

Historical Performance Is Not An Indication of Future Performance
Source: Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.
The Russell 2000 ® Index closing level on October 26, 2011 was 727.15.

Information contained in the Russell website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Selection of Stocks Underlying the Index

All companies eligible for inclusion in the Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

An important criteria used to determine the list of securities eligible for the Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. Companies with a total market capitalization of less than $30 million are not eligible for the Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In general, only one class of common stock of a company is eligible for inclusion in the Index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

Annual reconstitution is a process by which the Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Index using the then existing market capitalizations of eligible companies. Reconstitution of the Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Index. The current Reference Asset level is calculated by adding the market values of the Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 3,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Index. To calculate the Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Securities.

Russell does not guarantee the accuracy and/or the completeness of the Index or any data included in the Index and has no liability for any errors, omissions, or interruptions in the Index. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Securities, or any other person or entity from the use of the Index or any data included in the Index in connection with the rights licensed under the license agreement described in this free writing prospectus or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Index or any data included in the Index. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Securities are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance or a segment of the same. Russell’s publication of the Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the Index is based. Russell ' only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the Index, which is determined, composed and calculated by Russell without regard to Royal Bank or the Securities. Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes each agent’s commissions paid with respect to the Securities purchased in brokerage accounts and the estimated cost of hedging our obligations under the Securities.

The original issue price of the Securities will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

In anticipation of the sale of the Securities, we expect to enter into hedging transactions with one or more of our affiliates, or with one or more of the agents or their affiliates, involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter derivative instruments linked to the Index prior to or on the Trade Date.  From time to time, we, the Agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, the agents, and our respective affiliates may:

♦	acquire or dispose of investments relating to the Index;

♦	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Index or the price of the Index components; or

♦	any combination of the above two.

We, the agents, and our respective affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, the agents, and our respective affiliates may close out our or their hedges on or before the Final Valuation Date.  That step may involve sales or purchases of the components of the Index or over-the-counter derivative instruments linked to the Index.

Supplemental Plan of Distribution

We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities to such brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” above.

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Royal Bank of Canada and RBCCM, as agent, UBS Financial Services Inc. (an “agent” or “UBS”) and certain other agents that may be party to the Distribution Agreement, as amended or supplemented, from time to time, each agent, acting as principal for its own account, will agree to purchase, and we will agree to sell, the principal amount of securities set forth on the cover page of the pricing supplement.  Each such Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this free writing prospectus. After the initial offering of the Securities, the agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of RBCCM.  The underwriting arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate.  In accordance with FINRA Rule 5121, RBCCM may not make sales in this offering to any discretionary account without the prior written approval of the customer.

No action has been or will be taken by us, RBCCM or any dealer that would permit a public offering of the Securities or possession or distribution of this free writing prospectus, or the accompanying prospectus supplement, prospectus, other than in the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this free writing prospectus, or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this free writing prospectus, and the accompanying prospectus supplement, and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The Settlement Date for the Securities will be November 30, 2011, which is the fourth business day following the Trade Date (referred to as a “T+4” settlement cycle). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than three business days from the Trade Date, purchasers who wish to trade the Notes more than three business days prior to the original Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Tax Considerations

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest on a Security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest, such as any amount paid at maturity in excess of the amount paid for the Security) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Index is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this free writing prospectus and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the component stocks underlying the Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If the issuer of one or more such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount that a holder receives at such time and the holder’s tax basis in the Securities.  In general, a U.S. holder’s tax basis in the Securities will be equal to the price the holder paid for the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative Treatments.  Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Securities, and the Internal Revenue Service might assert that the Securities should be treated, as a single debt instrument.  As the Securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the Securities are so treated, a holder would generally be required to accrue interest currently over the term of the Securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale or maturity of the Securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Securities, and thereafter, would be capital loss.

If the Index periodically rebalances, it is possible that the Securities could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the Securities were properly characterized in such a manner, a holder would be treated as disposing of the Securities on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the Securities (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Securities on such date.

Because of the absence of authority regarding the appropriate tax characterization of the Securities, it is also possible that the Internal Revenue Service could seek to characterize the Securities in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this terms prospectus supplement unless and until such time as the Treasury and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Securities.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Employee Retirement Income Security Act
The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person”, unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the Securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Securities and the transactions contemplated with respect to the Securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Securities, you should consult your legal counsel.

Terms Incorporated in Master Note

The terms appearing above under the caption “Additional Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.